EXHIBIT 10.24

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE is by and between Ohio Valley Bank, its successors and assigns (the “Bank”), 420 Third Avenue, Gallipolis, OH 45631, and Katrinka Hart-Harris, her heirs, executors, administrators, personal or legal representatives, successors and/or assigns (“Employee”).  The Bank and Employee agree as follows:

1. Purpose.  The purpose of this Agreement is (i) to facilitate a Reduction in Force which will end the employment relationship between Employee and the Bank, except as provided for in this Agreement; and (ii) to fully resolve all potential disputes arising out of the employment relationship or the severance of employment of Employee, without admission of liability or wrongdoing by any party.

2. Consideration.  In consideration for Employee entering into this Agreement, the Bank agrees as follows:

A. The Bank shall pay Employee pursuant to the schedule set forth in Exhibit A attached.

B. The Bank shall cooperate with Employee with respect to COBRA rights, if applicable to Employee, in accordance with federal and state law.

C. The Bank shall not contest Employee’s application for unemployment compensation, but shall comply with the law in supplying any requested information to the Department of Job and Family Services.

3. Sole Consideration.  Employee acknowledges that any pay or other benefits paid pursuant to this Agreement are paid solely in exchange for promises in this Agreement and are not otherwise available under Bank policy, and that Employee has been properly compensated by the Bank for all hours worked and benefits accrued.

4. Elimination of Position.  Employee acknowledges that effective as of December 31, 2019, Employee’s position with the Bank will be eliminated.  Effective on that date, Employee shall not be entitled to any further compensation, remuneration or other benefits from the Bank other than as specifically set forth in this Agreement, Employee’s last work day will be November 27, 2019, and on that date, will immediately return all Bank property in Employee’s possession, including but not limited to laptops, keys, security devices, equipment, documents, data, or information.  Employee also agrees not to retain any copies, duplicates, or summaries of these materials, including information stored on Employee’s personal computer which must be purged and deleted.  Compliance with these requirements is required before payments will be made as set forth in paragraph 2 above.

5. Release.  Employee releases the Bank, its affiliates and any successors, past and present officers, directors, employees, agents, and assigns from any and all claims, actions, causes of action, claims for relief, damages, promises, and demands which Employee now has or may have against the released parties arising out of employment or the termination of employment, including any possible claims, rights or causes of action arising under the Age Discrimination in Employment Act, any other claim of discrimination on any basis, including 42 U.S.C. § 1981, any contract claim, any claim of defamation, any common law or statutory state law claim, any retaliation claim, any  claim pursuant to ERISA, or any claim for attorneys’ fees.  Employee also releases the Bank from any claim pursuant to the Family and Medical Leave Act and has received all paid and unpaid leave to which Employee is entitled.  Employee agrees not to prosecute or pursue any claim against the Bank that this Release purports to cover.  Notwithstanding the foregoing or any other provision of this Agreement, this Release is not intended to interfere with Employee’s guaranteed right to challenge the validity of this Agreement and Release under the Older Workers Benefit Protection Act.  Nor is this Release intended to interfere with Employee’s right to file a charge with or to participate in an investigation by the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim Employee may have or to assist the EEOC in any manner.  However, by executing this Agreement, Employee waives the right to any recovery in any such EEOC proceeding, or in any state civil rights commission proceeding, or in any such proceeding brought by the EEOC or any state civil rights commission on Employee’s behalf.  This Release is a release of both known and unknown claims, but is not a release of future rights or claims that may arise after termination.  This Release does not extinguish any rights or obligations arising under this Agreement.  Nor does this Release include any non-waivable claims or affect Employee’s vested rights under any applicable retirement or other benefit plans.  The Bank expressly denies any liability or alleged violation.  Payment is made pursuant to this Agreement solely for the purpose of compromising any and all claims without the cost and burden of litigation.  Employee is solely liable for any taxes resulting from the payment of the consideration set forth above. Employee has not filed or caused to be filed any lawsuit against the Bank in any court or any charge or complaint against the Bank with any municipal, state or federal agency.

6. Confidentiality and Non-Disclosure.  Employee agrees to preserve the confidential nature of the Agreement and agrees that Employee has not and will not disclose the existence or the specific terms of this Agreement to anyone other than Employee’s spouse, attorney, and/or financial adviser, or as required by law.  Further, Employee agrees to preserve the confidentiality of any confidential or proprietary information of the Bank and both parties agree to refrain from disparaging, damaging, impairing or interfering with the other’s business or reputation. These restrictions apply to communications in any form or format, including blogs, microblogs or other internet postings on social networking websites, chat rooms or any other web facility.

7. Non-Solicitation and Non-Competition.

A. For a period of two years beginning December 31, 2019, Employee agrees that Employee will not, without the written consent of the Bank (i) solicit, divert, take away or deprive the Bank of any business from any customer of the Bank for or on behalf of any competitive business, regardless of where the business or customer is located, if such customer was a customer or active prospect of the Bank during the period of Employee’s employment by the Bank (the customer’s preference in this matter shall not affect operation of this covenant), or (ii) offer employment to or employ on behalf of Employee or any competitor of the Bank, any person who, at any time within the prior three (3) years, shall have been employed by the Bank or any parent, subsidiary or affiliate of the Bank.

B.          For a period of one year beginning December 31, 2019, Employee agrees that Employee will not, without the written consent of the Bank, engage in any business activity, directly or indirectly, on Employee's own behalf or as a partner, owner, officer, stockholder (except by ownership of less than one percent (1%) of the outstanding stock of a publicly held corporation), director, trustee, principal, agent, employee, consultant or otherwise, of any person, bank, firm or corporation which is competitive with any activity in which the Bank or any parent, subsidiary, affiliate, successor or assignee of the Bank is engaged at the time. This covenant shall be limited to those areas where the Bank or any parent, subsidiary, affiliate, successor or assignee is, at the time of reference, doing business.  Employee may share the terms of these restrictive covenants set forth in this section of the Agreement with prospective employers solely for the purpose of ensuring compliance with these restrictive covenants.

C. The parties acknowledge that this Section is fair and reasonable under the circumstances.  It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permitted by law.  The Bank is entitled to, and Employee agrees not to oppose the Bank’s request for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or other equitable remedy.  Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or, if that is not possible, (ii) delete the portion adjudicated to be invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which the adjudication is made.
D. Employee acknowledges that during the course of employment, Employee has and will acquire confidential information about the business of the Bank, its customers and prospective customers and other information and systems utilized by the Bank, and that such confidential information would provide an unfair advantage in competing with the Bank.  Based upon the foregoing, Employee acknowledges that the covenants contained in this Section (i) are necessary for the protection of the Bank, (ii) do not impose undue hardship on Employee and (iii) are not injurious to the public.
E. Employee acknowledges and agrees that these covenants are the essence of this Agreement and shall be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of these covenants.  Employee acknowledges and agrees that if Employee breaches any of these covenants, the Bank will suffer irreparable harm and will have no adequate remedy at law.
F. If it is judicially determined that Employee has violated any obligations under this Agreement, then the period applicable to each obligation determined to have been violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred and by any time required for enforcement.

G.            Employee agrees that this Agreement is specifically conditioned upon Employee entering into these covenants.  No other promise or inducement, other than specifically included in this Agreement, has been given for entering into these covenants.  These covenants shall survive the termination of this Agreement.

8. Breach of this Agreement.  Except as to claims brought to challenge the validity of this Agreement under the OWBPA or the Age Discrimination in Employment Act, Employee agrees that in the event of Employee’s breach of any of the terms of this Agreement, Employee will forfeit the consideration set forth in paragraph 2. In the event that either party brings litigation to enforce this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation, including reasonable attorneys’ fees.

9. Voluntary Agreement.  Each party acknowledges that they have read and that they understand the provisions of this Agreement, that they are relying only on the representations set forth in this Agreement, and that they have entered into the Agreement voluntarily, with full understanding of its significance and intending to be bound by it.

10. Severability.  If any term or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall remain in force.  If the waiver of rights in this Agreement is found to be invalid or unenforceable, the parties promise to negotiate a waiver that is enforceable.

11. Choice of Law.  The laws of the State of Ohio shall govern this Agreement and Employee agrees and irrevocably consents to personal jurisdiction in Ohio.

12. Complete Agreement.  This is the complete Agreement of the parties regarding severance matters.  The Confidentiality Statement signed by Employee remains in effect and is not suspended or altered in any way by this Agreement.  Employee benefit plans offered by the Bank to all qualifying employees remain in effect pursuant to their terms and are not altered by this Agreement.

13. Effective Date of Agreement.  For a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement by providing written notice of revocation received by the Bank within the 7-day period.  The Agreement shall not become effective or enforceable until this revocation period has expired.

14. Acknowledgment.  Employee may take up to 45 days after receiving this Agreement to sign it.  Employee agrees that Employee has had the opportunity to consult counsel if Employee chose to do so, that no deadline less than 45 days has been imposed for the signing of this Agreement and that Employee has had time to read and consider the Agreement (including Exhibit B which designates those employees being offered this severance package) before signing it.  Employee received this Agreement on November 22, 2019.

NOTICE:  THIS AGREEMENT INCLUDES A RELEASE OF YOUR INDIVIDUAL RIGHTS.  YOU MAY WISH TO CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

The offer expires at noon on January 6, 2020.  To accept this offer, sign below, fill in the blank for date as of the date of signing and return the Agreement to the Bank.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date below.

/s/ Katrinka V. Hart-Harris

Date: November 25, 2019

EXHIBIT A

Employee shall receive the following lump sum payment of $471,462, less all customary deductions, on January 14, 2020, if Employee chooses to sign this Agreement and if Employee remains employed through December 31, 2019:

Employees less than 65 years old as of December 31, 2019 will receive 50% of their current Blanchard base salary (including Christmas gift) until the sooner of the date each Employee respectively reaches age 65, or until December 31, 2024.

They will also receive 100% of the amount the Bank pays for the cost of Plan A health insurance for employee and spouse coverage, regardless of whether they are currently enrolled in the plan, until the sooner of the date each Employee respectively reaches age 65, or until December 31, 2024.

Employees age 65 or older as of December 31, 2019 will receive 50% of their current Blanchard base salary (including Christmas gift) for 1 year.

Employees, regardless of age, shall also receive 100% of any End-of-Year bonus based on their 2018 bonus amount, and an additional $5,000 in lieu of vacation pay.

If Employee chooses to leave employment, or is terminated for cause, prior to December 31, 2019, no severance payment shall be payable pursuant to this Agreement.

EXHIBIT B

Selection criteria and demographic information, which were included to comply with the Older Workers Benefit Protection Act, have been omitted.